EXHIBIT 10.81

[* * *] REDACTED CONFIDENTIAL TREATMENT REQUESTED

PENTOSTATIN SUPPLY AGREEMENT

THIS PENTOSTATIN SUPPLY AGREEMENT (the “Agreement”) is effective as of the 13th day of December, 2002 (“Effective Date”) by and between Hauser Technical Services, Inc., a Delaware corporation with principal offices at 6880 N. Broadway, Ste. H, Denver, Colorado 80221 (“Hauser”) and SuperGen, Inc., a Delaware corporation with principal offices located at 4140 Dublin Blvd, Suite 200, Dublin, California 94568 (“SuperGen”).

WHEREAS, SuperGen desires Hauser to batch process Pentostatin Crude Concentrate in accordance with the Master Production Record (as defined herein) as allowed by cGMP to yield pentostatin API (as used herein, pentostatin API is referred to as “Active Pharmaceutical Ingredient” and “API”);

WHEREAS, Hauser has the necessary facilities, personnel and professional experience to batch process [***] of Pentostatin Crude Concentrate per Batch (as defined herein) and perform Stability Studies (as defined herein); and

WHEREAS, SuperGen and Hauser desire to incorporate the terms and conditions of the Quality Systems Agreement for Production of Pentostatin, executed by the parties on August 30, 2002 (the “Quality Agreement”), as Exhibit A to this Agreement.

NOW, THEREFORE, in consideration of the above and of the mutual covenants contained herein and for other good and valuable consideration, the receipt of which are hereby acknowledged, the parties agree as follows:

1.             DEFINITIONS

1.1       “Affiliate” of a party shall mean any corporation or other business entity controlled by, controlling or under common control with, such party.  For this purpose “control” shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting or income interest in such corporation or other business entity or the ability to direct policy or management of such corporation or other business entity.

1.2       “Active Pharmaceutical Ingredient” or “API” is defined in the Quality Agreement.

1.3       “Batch” is defined in the Quality Agreement.

1.4       “Batch Record” shall mean the document(s) created pursuant to 21 CFR § 211.188 et. seq., as the same may be amended, relating to each Batch that is Processed that, if complete and accurate, reflects and incorporates aspects of the Master Production Record specific to the Batch, and shall include, if applicable, production support documents (line clearances and charts), TCA’s, MRB’s, copies of raw analytical data, a Certificate of Analysis, and any Exception Reports issued with respect to such Batch.

1.5       “Contract Year” shall mean the 12-month period commencing on the Effective Date of this Agreement, and each subsequent 12-month period thereafter.

1.6       “Campaign” shall mean a minimum of three (3) Batches, but no more than five (5) Batches.

1.7       “Certificates of Analysis” shall mean the document(s) associated with each of the Raw Materials and Containers used when each Batch is Processed, specifying the results of analytical testing (if applicable) on such Raw Materials and Containers to assure such Raw Materials and Containers meet appropriate Raw Materials and Containers Specifications.

1.8       “cGMPs” shall mean the then current Good Manufacturing Practices, as specified in regulations at 21 CFR §§ 210-211 et seq., and by International Conference on Harmonisation (“ICH-Q7A”) guidelines applicable to the manufacture of Active Pharmaceutical Ingredients for human use in the United States including current FDA policies and guidance documents and industry practices applicable to the manufacture of API, which may be modified or amended throughout the Term of this Agreement.

1.9       “Containers” is defined in the Quality Agreement.

1.10     “Deliverables” shall mean, with respect to each Batch, the Hauser Release Certificate (if applicable), a copy of the completed and approved manufacturing Batch Record, a copy of any deviation or investigational reports, the Certificates of Analysis for all Raw Materials and Containers used, the Hauser Certificate of Analysis for the API and the packaged API.

1.11     “Facility” and “Facilities” shall mean Hauser’s Gunbarrel facility at 4750 Nautilus Court S., Boulder, Colorado 80301 and Hauser’s Clear Creek facility located at 6880 N. Broadway Suite H, Denver, Colorado 80221.

1.12     “Failed Batch” shall mean any Batch (a) which does not conform to the requirements of the Specifications, or (b) fails to meet a cGMP requirement, or (c) was not Processed in accordance with the Master Production Record as allowed by cGMP, such that identity, purity, strength or potency is compromised.

1.13     “FDA” is defined in the Quality Agreement.

1.14     “Gunbarrel Facility” shall mean Hauser’s Gunbarrel facility at 4750 Nautilus Court S. Boulder, Colorado 80301.

1.15     “Hauser’s Approval Date” is defined in the Quality Agreement

1.16     “Hauser Certificate of Analysis” shall mean a certificate issued by Hauser documenting the final API analytical test results and indicating whether or not API Specifications are met.

1.17     “Hauser Release Certificate” shall mean a letter or other document issued by Hauser for a Batch, certifying that the API Specifications have been met, and that per Hauser’s review the Batch complies with cGMPs and the Batch Record is complete and accurate.

1.18     “Hazardous Waste” is defined in the Quality Agreement.

1.19     “Exception Report” shall mean a report indicating any deviation from the Processing procedures or Specifications set forth in the Master Production Record.

1.20     “Master Production Record” is defined in the Quality Agreement.

1.21     “Material Review Board” shall mean a committee that reviews deviations and out of specification results for Raw Materials, in-process materials and API, and determines the actions needed to investigate the deviation, the corrective/preventive action, and disposition of the product. The MRB is composed of management representatives from Quality Assurance, Quality Control, and Manufacturing.

1.22     “MSDS” is defined in the Quality Agreement.

1.23     “NDA” shall mean new drug application.

1.24     “NDA Supplement” shall mean a supplemental filing to a NDA.

1.25     “Non-hazardous Waste” is defined in the Quality Agreement.

1.26     “Pentostatin Crude Concentrate” shall mean pentostatin crude concentrate as supplied to Hauser by SuperGen or parties authorized by SuperGen.

1.27     “Pentostatin NDA Submissions” shall mean documents, records and data submitted as part of the pentostatin NDA.

1.28     “Process”, “Processed” or “Processing” shall mean the pharmaceutical processing procedures for the Deliverables as described in the Master Production Record as allowed by cGMP.  Processing will be performed in Suite Number One at the Gunbarrel Facility.

1.29     “Processing Fees” shall mean the processing fees set forth in Schedule A of this Agreement.

1.30     “Raw Materials” and “Components” shall have the meaning set forth in the attached Quality Agreement.

1.31     “Regulatory Authority” is defined in the Quality Agreement.

1.32     “Schedules” shall mean the schedules and exhibits attached hereto and incorporated herein by this reference.

1.33     “Sponsor Release Letter” is shown, as an example, in Schedule E.

1.34     “Specification” shall generally mean those specifications for Raw Materials, Containers and API.  When determining the Specifications for Raw Materials and Containers,  reference shall be made to the Pentostatin NDA Submissions and supplement(s) thereto or current Master Production Record and the applicable vendor Certificates of Analysis.  When determining the Specifications for API, reference shall be made to  P/N 4424 and Schedule B.

1.35     “Stability Studies” is defined in the Quality Agreement.

1.36     “Stability Study Fees” shall mean the stability study fees set forth in Schedule A of this Agreement.

1.37     “SuperGen Equipment” has the meaning set forth in Section 13.

1.38     “USP” shall mean the United States Pharmacopeia.

1.39     “Validation Agreement” shall have the meaning set forth in Section 19.3.

1.40     “Waste Contractor” shall mean a company responsible by contract with Hauser for removing hazardous and non-hazardous wastes from Hauser facilities and disposing of wastes according to state and federal regulations.

1.41     “Work -in -Process” shall mean all labor, the Pentostatin Crude Concentrate and Raw Materials expended or included in processing the API, beginning on the date set-up for manufacturing is initiated, and ending on the date Processing is ceased.

2.             PROCESSING ARRANGEMENT

2.1       Processing Responsibility.  During the Term (as defined herein), Hauser shall Process the Pentostatin Crude Concentrate with approved and released Raw Materials into API and produce the Deliverables in accordance with the directions contained in the Master Production Record as allowed by cGMP.  Hauser shall Process the Batch with the skills reasonably required of a contract research organization that tests and manufactures drug substances and is regulated by the FDA.  Hauser shall also provide SuperGen the Batch Records, copies of raw data, all calculated data, Exception Reports and other documents approved by Hauser’s QA Department for review prior to shipping the Deliverables.  Hauser shall ship all Deliverables with SuperGen’s instructions.

2.2       Sub-Contracting.  Hauser shall not, without prior notification to SuperGen, sub-contract any part of its responsibilities under this Agreement to another party.

3.             RAW MATERIALS, COMPONENTS, CONTAINERS, AND LABELING

3.1       Supply.  Upon the receipt by Hauser of (i) SuperGen’s forecast pursuant to Section 5.1, (ii) a valid purchase order from SuperGen, and (iii) advance payment from SuperGen pursuant to Section 6.5, Hauser shall acquire the Raw Materials and Containers in sufficient quantity to meet the requirements in the purchase order.  If Hauser determines that the continued supply of any of the Raw Materials (except Pentostatin Crude Concentrate) and Containers might be interrupted or not available in a timely fashion or in accordance with quality standards, then Hauser shall promptly inform SuperGen so that the parties may seek alternate suppliers.  The cost of the Raw Materials (except Pentostatin Crude Concentrate) and Containers shall be borne by Hauser.  If the parties mutually determine that it makes business sense for SuperGen to supply any Raw Materials or Containers from the approved vendors listed in Hauser’s specification documents, then the cost of required quantities of Raw Materials or Containers purchased by SuperGen and supplied to Hauser shall be deducted from the price of the Batches involved, which price is determined under Section 6.4.

3.2       Verification.  Pursuant to 21 CFR § 211.84, during the Term Hauser is responsible for inspection and testing Components and Containers according to the mutually agreed-upon quality methods.  Hauser shall certify that the Components and Containers received meet the specifications documented in the NDA and most current submission.

3.3       Availability.  The parties acknowledge that performance by Hauser under this Agreement is conditioned upon SuperGen’s performance in providing Pentostatin Crude Concentrate and the SuperGen Equipment, and that such performance also may be affected by the satisfactory availability of qualifiable Raw Materials and Containers.  To the extent that Hauser becomes aware of problems with respect to the availability of qualifiable Raw Materials and Containers, Hauser will promptly notify SuperGen. Hauser shall inform SuperGen reasonably in advance of making major changes in Suite Number One that would affect its performance under this Agreement.

4.             CRUDE CONCENTRATE

4.1       Delivery of Pentostatin Crude Concentrate.  At least ten (10) calendar days, but not more than thirty (30) calendar days, prior to the start date for Processing each Batch, SuperGen shall furnish to Hauser, at no cost to Hauser, a sufficient amount of Pentostatin Crude Concentrate to Process at least one (1) Batch, but no more than number of Batches in one Campaign.  Hauser will not be required to store Pentostatin Crude Concentrate for more than one Campaign.

4.2       Production Standards.  Hauser shall use all reasonable efforts to Process each Batch (i) to meet the yield set forth in the Master Production Record; (ii) in accordance with instructions and production requirements in the Master Production Record as allowed by cGMP; and (iii) to meet the Specification and cGMP requirement of such Batch.  It is understood by the parties that Hauser’s responsibility is to Process according to the Master Production Record as allowed by cGMP.

4.3       Storage.  Other than while Processing a Batch, Hauser shall store Pentostatin Crude Concentrate at a temperature of  -10 to -30 degrees centigrade at all times.

4.4       Damage.  If any damage or loss of Pentostatin Crude Concentrate occurs prior to completing Processing of the API and such damage or loss is the result of Hauser’s mishandling of the Pentostatin Crude Concentrate (whether by negligence or breach of its obligations under this Agreement (including the Quality Agreement as incorporated)), then to remedy such loss or damage, Hauser shall credit SuperGen on the next invoice (or if it is the last Batch of Campaign, reimburse SuperGen within 30 days) for:

(a)               the cost of labor and Raw Materials (if any) that were used, damaged or lost in conjunction with the lost or damaged Pentostatin Crude Concentrate, provided SuperGen paid for such labor and Raw Materials, and

(b)               $[***] to mitigate the loss of the Pentostatin Crude Concentrate.

Hauser shall provide SuperGen with written notification of loss or damage promptly after it occurs.

The parties acknowledge that the above credits (or reimbursement) of the labor and Raw Materials used, damaged or lost and the $[***] payment [(including interest on credits or reimbursement not timely made, which shall be calculated in the same manner as interest is calculated in Section 6.5 herein)] shall be the sole and exclusive remedy of SuperGen pursuant to this Section 4.4.  The parties further acknowledge that to the extent Hauser is obligated to credit SuperGen pursuant to this Section 4.4, Hauser shall not have an additional obligation to credit SuperGen pursuant to this Agreement, including, without limitation, Section 8.2 of this Agreement.

5.             ORDERS AND TIMING

5.1       Forecast.  During the Term, SuperGen shall provide to Hauser written forecasts on January 15th and June 15th of each Contract Year.  The forecast shall set forth the number of Batches SuperGen will require Hauser to Process over the subsequent 12-month period.

5.2       Non-use of Facility.  SuperGen acknowledges that (i) in order to satisfy Hauser’s obligations pursuant to this Agreement, Hauser will reserve Suite Number One within the Gunbarrel Facility for Processing; (ii) Hauser’s reservation of such cGMP suite for use pursuant to this Agreement significantly limits the ability of Hauser to use such suite to provide services to its other clients; and (iii) Hauser has reserved such cGMP suite with the expectation that SuperGen will require Hauser to Process at least three (3) Batches in each Contract Year.  SuperGen agrees that in the event that it does not order Processing and delivery of at least three (3) Batches in each Contract Year, SuperGen shall pay to Hauser an amount equal to the product obtained by multiplying (A) [***] dollars times (B) the difference obtained by subtracting (a) the number of Batches purchased by SuperGen during the applicable Contract Year from (b) [***] (such product being the “Shortfall Payment”).  SuperGen shall pay the Shortfall Payment within thirty (30) calendar days following the end of the Contract Year.  To the extent SuperGen fails to pay Hauser the Shortfall Payment within such period, Hauser shall be entitled to interest on the Shortfall Payment calculated in the manner set forth in Section 6.5 herein.  SuperGen shall be entitled to offset any amounts owed pursuant to this Section 5.2 by advance payments paid by SuperGen to Hauser towards the Batches that are not Processed by Hauser during the applicable Contract Year, excluding those amounts paid by SuperGen for authorized acquisition and qualification of Raw Materials.  The parties acknowledge that the amount of actual loss to Hauser stemming from SuperGen’s failure to require Hauser to Process at least three (3) Batches in each Contract Year is impossible or difficult to ascertain, and the amount called for in this Section 5.2 is reasonably proportionate to the probable loss, and is Hauser’s sole and exclusive remedy for SuperGen’s failure to require Hauser to Process and deliver the minimum amount of API.  Shortfall Payment does not apply in the event SuperGen terminates this Agreement under Section 18, provided, however, the facilities are in continuous use up to the point of termination.

5.3       Processing.  Upon receipt of a valid purchase order from SuperGen and the amount of advance payment required under Section 6.5,  Hauser will conduct Processing of Batches in the quantities set forth on such purchase order and pursuant to this Agreement.  During each Contract Year, SuperGen agrees to submit at least one purchase order for a Campaign.  Hauser will make reasonable efforts to initiate Processing upon receipt of an approved purchase order and advance payment from SuperGen, and to obtain and qualify Components and Containers within three (3) months thereafter.  The parties acknowledge that Processing will take approximately nine (9) weeks per Batch after Raw Materials are released.

6.             DELIVERY AND PAYMENT TERMS

6.1       Acceptance.  For each Batch, Hauser will provide SuperGen with the Batch Record, Certificate(s) of Analysis, the Hauser Release Certificate, and sample of API, if requested, pursuant to Section 8.1.  SuperGen shall have thirty (30) calendar days from the date of receipt of all such documentation to review that documentation and test samples, and notify Hauser if SuperGen determines that the API is a Failed Batch, or if there are discrepancies in the Batch Record, Certificate(s) of Analysis and the Hauser Release Certificate, such that the Batch is not in compliance with cGMP.  If SuperGen determines that the Batch is a Failed Batch or there are discrepancies in the Batch Record, Certificate(s) of Analysis and the Hauser Release Certificate, such that the Batch is not in compliance with cGMP (as discussed in the preceding sentence), SuperGen shall provide Hauser written notification specifically setting forth the basis of SuperGen’s determination that the API was a Failed Batch and/or its determination that there are discrepancies in the Batch Record, Certificate(s) of Analysis and the Hauser Release Certificate, such that the Batch is not in compliance with cGMP.  Failure to notify Hauser within the thirty (30) day period shall constitute acceptance of the Batch by SuperGen.

6.2       Shipping.  Upon SuperGen’s acceptance of the Batch, either by Hauser’s receipt of a Sponsor Release Letter from SuperGen, or SuperGen’s failure to timely notify Hauser pursuant to Section 6.1, Hauser will ship the packaged API, Hauser Release Certificate and Hauser Certificate of Analysis to the destination as specified by SuperGen.  Delivery of the Deliverables shall be deemed to have taken place upon delivery to a common carrier at a Facility with appropriate instructions and forwarding documents.  Thereafter, the handling, possession, use or sale of the Deliverables shall be the sole responsibility of SuperGen.

6.3       Storage.  At no cost to SuperGen, Hauser shall store the Processed API according to the Master Production Record and the Quality Agreement, in a controlled temperature room which is currently defined by USP 25 as being between fifteen and thirty degrees centigrade (15º to 30ºC).

6.4       Fees.  Processing Fees and Stability Study Fees for the first Contract Year are set forth in Schedule  A to this Agreement.  The Stability Study Fees are not applicable until the FDA qualifies Hauser as a stability testing site.  Upon completion of the first Contract Year, Hauser may adjust the Processing Fees and the Stability Study Fees each subsequent Contract Year thereafter.  In adjusting the Processing Fees and the Stability Study Fees pursuant to this Section 6.4, Hauser shall be entitled to adjust such fees to include increases in costs and expenses incurred by Hauser in connection with its businesses, including, without limitation, increased costs of labor, storage and overhead incurred by Hauser; provided, however, in adjusting such Processing Fees and Stability Study Fees, Hauser shall take into account changes in the cost of materials; provided further, however, such increases in the Processing Fees and the Stability Study Fees shall not exceed the then-current consumer price index (urban west) plus three percent (3%).  The parties acknowledge that the foregoing shall not limit Hauser’s ability to increase the fees pursuant to Section 6.8 and 10 herein.  Notwithstanding the above, Hauser agrees to provide SuperGen with two (2) copies of any changed documents and supporting documentation for the change at no cost to SuperGen.

6.5       Payment Terms.  With each purchase order, SuperGen shall provide an advance payment equal to one-third (1/3) of the total cost of the Campaign being ordered, which amount will be used to purchase and test Raw Materials and Containers.  If Raw Materials or Containers are obtained through a separate agreement for use in the performance of this Agreement, or if those items are provided by SuperGen, then the costs will be deducted from that advance payment for equivalent Batches. The remainder of the cost of the Campaign will be invoiced by Hauser in equal installments, by Batch, in the following manner:  the first invoice for each Batch shall be issued at the time Processing on that Batch commences; and the second invoice shall be issued upon acceptance of that Batch by SuperGen pursuant to Section 6.1 of this Agreement.  The payment term is thirty (30) calendar days from SuperGen’s receipt of the invoice, after which time interest shall be due and payable on all undisputed, unpaid balances at the lower of 1.5% per month or the highest lawful contract rate.  SuperGen shall make checks payable to “Hauser Technical Services, Inc.” and send payment to Hauser Technical Services, Inc., Attn: Accts Receivables, P.O. Box 211414, Denver, CO 80221.

6.6       Sales and Use Taxes.  SuperGen shall be responsible for the payment of any sales, use, value-added and other taxes assessed on the API and associated services provided by Hauser to SuperGen, but specifically excluding any taxes on Hauser’s net income.

6.7       Consultant and Legal Fees.  The costs associated with obtaining legal and consulting services in support of meeting foreign regulatory requirements for manufacture of the API shall be negotiated by the parties in a separate agreement.

6.8       Other.  If cGMPs are amended, Hauser shall have thirty (30) calendar days from the date of receiving the amendment to submit supporting documentation to SuperGen for approval if Hauser’s costs increase due to such amendments. The parties acknowledge that cost increases resulting from changes in the requirements for the Facility not directly related to the Processing of Pentostatin Crude Concentrate are Hauser’s responsibility, and cost increases due to changes in manufacture or handling of the API are SuperGen’s responsibility.

7.             INSPECTION AND AUDITING RIGHTS

7.1       Processing and Packaging.  Hauser shall permit SuperGen or its representatives, at no additional cost to SuperGen, to observe and consult with Hauser during the Processing, including the quality control testing and analysis of the API; provided, however, such observation and consulting rights are conditioned upon SuperGen and its representatives receiving appropriate training and meeting all safety requirements.  Neither SuperGen nor its representatives will physically participate in Processing. SuperGen’s observation and audit rights shall be limited to five (5) working days per Batch.  If SuperGen requires additional time per Batch (other than for following up on observed problems), SuperGen shall reimburse Hauser at full billable rates.  In either case, SuperGen shall bear the costs of its own travel and lodging. Observation and consulting time by SuperGen may cause delays in the processing schedule, but Hauser shall notify SuperGen of those delays promptly.

7.2       Inspections and Audits.  Annually, SuperGen shall have the right during normal business hours, and at no additional cost to SuperGen, to (i) inspect Hauser’s Facilities and documentation relating directly to the API, the Processing or to the system support used to Process the API; (ii) inspect and  audit all equipment facilities, operations, procedures and records relating directly to the API, the Processing or to the system support used to Process the API; and (iii) audit and certify Hauser’s laboratory where quality control testing of the API is conducted pursuant to this Agreement.  SuperGen shall provide Hauser at least two (2) weeks advance notice of its intent to inspect or audit. Audit dates will be mutually agreed upon by the parties.  The inspection or audit shall be limited to four (4) working days per year.  SGI’s right to inspect and audit also includes follow-up audits, if needed to verify corrective actions directly related to Pentostatin or to the system support used to process Pentostatin. In either instance, SuperGen shall bear the costs of its own travel and lodging. Inspections of a Facility and documentation by SuperGen may cause delays in the processing schedule, but Hauser shall notify SuperGen of those delays promptly.

8.             TESTING AND INSPECTION OF API

8.1       Batch Records.  Hauser shall use reasonable efforts to have Hauser’s Approval Date for a Batch occur within fifteen (15) business days following Processing of such Batch. Within five (5) business days after each Hauser Approval Date, Hauser shall send a complete and accurate copy of the Batch Record and Hauser Certificate of Analysis applicable to such Batch to SuperGen.

8.2       Independent Testing.  Within the timeframe specified for inspection pursuant to Section 6.1 of this Agreement, SuperGen may inspect the submitted documentation and test API samples to determine if the API is a Failed Batch.  If the parties disagree with the results of such inspection or testing, either party may request, in writing at any time, that an independent consultant or laboratory be used to make the determination.  Thereafter, the parties shall promptly agree to and name a reputable independent consultant or laboratory (the “Consultant”) to review and test the API samples and/or submitted documentation.  The selected Consultant must be appropriately qualified in order to make such determination. Pending a decision by the Consultant, Hauser shall store the API in accordance with Section 6.3.

            (a)        If the Consultant determines that the submitted documentation indicates that the API was Processed in accordance with the Master Production Record as allowed by cGMP, SuperGen shall pay to:

(1)   Hauser the Processing Fees for that Batch due pursuant to Section 6, and

(2)   the Consultant the amount of fees charged by the Consultant for such review and testing.

            (b)        If the Consultant determines that the submitted documentation indicates that the API was not Processed in accordance with the Master Production Record as allowed by cGMP, Hauser shall:

(1)   pay to the Consultant the amount of fees charged by the Consultant for such review and testing; and

(2)   credit SuperGen on the next invoice (or if it is the last Batch of Campaign, reimburse) for amounts calculated in the manner provided pursuant to Section 4.4 of this Agreement.

The parties acknowledge that the above credits or reimbursement are SuperGen’s sole and exclusive remedy pursuant to Section 8.2.  The parties further acknowledge that to the extent Hauser is obligated to credit (or reimburse) SuperGen pursuant to this Section 8.2, Hauser shall not have an additional obligation to credit (or reimburse) SuperGen pursuant to this Agreement, including, without limitation, Section 4.4 of this Agreement.

8.3       Failure by Hauser to Process In Accordance With the Master Production Record.  If without resorting to the Consultant described in Section 8.2, the parties mutually agree that any of the Deliverables were not Processed in accordance with the Master Production Record as allowed by cGMP due to Hauser’s breach of its obligations pursuant to this Agreement, the parties shall investigate the noncompliance and Hauser shall use reasonable efforts to remedy all such noncompliance prior to its Processing of the next Batch in accordance with Section 8.2(b)(2).

8.4       Failure To Meet Specifications.  If without resorting to retaining a Consultant as described in Section 8.2, the parties agree that the Batch is a Failed Batch due to no fault of Hauser, Hauser shall be paid the Processing Fees in full.  SuperGen, at SuperGen’s sole option and cost, shall (i) request that Hauser reprocess the API as mutually agreed upon, if allowed by the Master Production Record prior to Hauser Processing the next Batch, or (ii) request disposal or return of the non-conforming API in accordance with the terms of this Agreement.  SuperGen acknowledges Hauser will have met its obligation under this Agreement for Processing a Batch when it complies with this provision.

8.5       Samples.  Within five (5) business days following SuperGen’s request for samples pursuant to Section 6.1, Hauser shall ship routine samples taken as directed in the Master Production Record, or such additional samples as reasonably requested by SuperGen, at SuperGen’s expense (release of additional samples is subject to decision of the Material Review Board) to such destinations as instructed by SuperGen, F.O.B. the Facility, for purposes of quality control. SuperGen will notify Hauser at least one (1) week prior to the point in Processing at which SuperGen desires Hauser to pull the additional samples. The costs associated with any additional samples not included in the Master Production Record are not included in the Processing Fee for such Batch and will be invoiced by Hauser accordingly.  SuperGen has the option to periodically monitor the accuracy and reliability of the analytical tests performed by Hauser on the API.

9.             REGULATORY COMPLIANCE AND RELATED MATTERS

9.1       NDA Supplement.  SuperGen shall (i) be solely responsible for applying for and obtaining all approvals from Regulatory Authorities relating to registration of the API; (ii) pay any applicable user fee for such registration of the API; and (iii) own the NDA Supplement.  Upon the request of SuperGen, Hauser shall cooperate as reasonably necessary to assist SuperGen in obtaining such approvals.

9.2       Inspections.  Hauser shall allow representatives of Regulatory Authorities to inspect and audit its Facilities.  To the extent that representatives of a Regulatory Authority request an inspection and audit of the Facilities for the purpose of inspecting and auditing the Deliverables or any components thereof, Hauser shall notify SuperGen promptly, and, in any event, not later than one (1) business day following the request of such a Regulatory Authority.  Unless otherwise prohibited by the Regulatory Authority, SuperGen shall have the option of having a reasonable number of its representatives onsite at (i) any such inspection or audit or (ii) any meeting with such Regulatory Authorities to discuss the results of such inspection or audit.  Unless otherwise prohibited by the Regulatory Authority, after the inspection and audit has been completed, Hauser shall notify SuperGen in writing of the results of such inspection or audit.  Within five (5) business days of the receipt by Hauser of documentation from the Regulatory Authority performing such inspection and audit Hauser will provide SuperGen copies of any resulting document of action (including FDA Form 483 inspection observation report and regulatory letters, etc.) resulting therefrom; provided, however, Hauser shall have no obligation to provide such documentation to SuperGen to the extent such documentation is not related to API or to the suites of the Facility reserved for Processing the API.  Unless the Regulatory Authority prohibits disclosure of the results of such inspection or audit by Hauser to a third party, including, without limitation, SuperGen, Hauser shall inform SuperGen of such results and Hauser shall work together in preparing responses to such inspection and audit; provided, however, SuperGen shall have the responsibility for submitting responses on filing issues related to the process provided by SuperGen to Hauser, related to Pentostatin Crude Concentrate and related to the API, while Hauser shall have the responsibility for submitting responses on issues related to the Facility; provided further, however, to the extent SuperGen does not provide the foregoing responses within the deadline set by the Regulatory Authority, Hauser shall have the right to respond on such matters.  If any Regulatory Authority determines that Hauser is not in compliance with any applicable laws, rules, regulations, or requirements, to the extent the API or Deliverables are or could reasonably be expected to be affected by such non-compliance, Hauser shall promptly inform SuperGen.  In addition, if Hauser agrees with such determination, Hauser shall inform SuperGen of its plans to come into compliance with such laws, rules, regulations and requirements and shall continue to keep SuperGen informed of its progress until compliance has been attained.  SuperGen shall reimburse Hauser at full billable rates for pentostatin-specific inspections.  Hauser shall bear the cost of general cGMP inspections or a general cGMP audit, even if such general inspection or audit focuses on pentostatin processes.

9.3       Communications.  If Hauser intends to submit documentation to the Regulatory Authorities or otherwise communicates with Regulatory Authorities (including, without limitation, one or more responses to the FDA under Section 9.2), then to the extent such communications relate directly to the API or could reasonably be expected to affect the API, Hauser shall submit all such regulatory filings and other communications jointly with SuperGen or shall obtain SuperGen’s advance notice, consent and reasonable approval with respect to those items related to the API.  Hauser shall advise SuperGen in advance of any material changes Hauser intends to make to any documents to the extent those changes relate directly to the API, and shall request that SuperGen submit such changes to the FDA.  Hauser shall notify SuperGen promptly of any adverse finding by any Regulatory Authority that relates directly to the API or that could reasonably be expected to affect the API.

9.4       Modifications to Equipment and Facility.  Hauser shall notify SuperGen of any modifications to parts of the Facility used for Processing or storage if such modifications impact or otherwise could reasonably be expected to affect the API or the Master Production Record.  Hauser shall not implement any Material Changes (as defined below) relating to the API without obtaining prior written approval from SuperGen, which approval shall not be unreasonably withheld.  As used in this Section 9.4, a “Material Change” shall mean any change that  (a) impacts the regulatory commitments made to Regulatory Authorities for the API; or (b) will require revalidation; or (c) could reasonably be expected to affect the quality, purity, identity, strength or yield of the in process or finished API; or (d) would necessarily result in changing or modifying the Specifications; or (e) constitutes a significant change to test methods, sampling procedures, Hauser’s standard operating procedures or the Master Production Record; or (f) would require material modifications to the equipment used in the Facility. Hauser shall pay for any expenses to the extent they are for any modifications and Material Changes made to the Facility initiated by Hauser; such changes may not be the basis of any increase in the Processing Fee.  SuperGen shall pay for any expenses to the extent they are for any modifications and material changes made to Processing the Deliverables, or if the changes are in excess of cGMP requirements initiated by SuperGen.

9.5       Responsibility for Compliance.  SuperGen shall be responsible for and ensure the compliance of the API and the Master Production Record, including Specifications, with the requirements of applicable Regulatory Authorities; provided, however, that the foregoing shall not limit Hauser’s obligations hereunder.  Hauser shall comply in all material respects with all applicable laws and regulations, rules, ordinances, injunctions, orders and decrees, and shall maintain in effect all required governmental permits, licenses, orders, applications and approvals regarding the API and the use of its Facilities to Process and store the API, and Hauser shall Process and store the API in accordance with all such permits, licenses, orders, applications and approvals.

10.          MSDS

Hauser shall comply with the procedure set forth in the MSDS associated with the Pentostatin Crude Concentrate, API and Raw Materials.  If MSDS’s for the API or Pentostatin Crude Concentrate are amended, SuperGen shall promptly provide Hauser with all such amendments.  Hauser shall, within thirty (30) days of receipt of such amendment, notify SuperGen in writing whether and the extent to which its production costs for the API will increase, or decrease, as the case may be, as a result of such amendment.  Any increase in Hauser’s production costs and the Processing Fee must be directly related to changes required with respect to the API, Pentostatin Crude Concentrate, or Raw Materials, and shall be supported by documentation and submitted to SuperGen for approval, which approval shall not be unreasonably withheld.  The Processing Fee will be increased by the agreed amount as of the date such amendment impacted or impacts production costs, but no earlier than thirty (30) calendar days after such amendment, by the amount of such additional or reduced production costs, and the related schedules will be amended accordingly. Fee increases under this Section are not subject to Section 6.4.

11.          MAINTENANCE OF RECORDS AND REPORTS

11.1     By Hauser.  Hauser shall maintain Records (as defined below) as specified in Hauser’s P/N 4674, Document Retention Procedures and cGMPs.  During the Term, Hauser will consult with SuperGen prior to destroying any Records related to Processing pentostatin API.  If SuperGen wishes to retain Records beyond the standard Hauser retention periods, SuperGen may request that (i) the Records be sent to SuperGen or (ii) the Records be stored by Hauser, the cost of which will be borne by SuperGen.  As used in this Section 11.1, “Records” shall mean Batch Records, records of purchase orders, Hauser invoices and payments received from SuperGen, Certificates of Analysis from vendors for Raw Materials received, records of Pentostatin Crude Concentrate furnished, API and Deliverables Processed, Works-in-Process, Pentostatin Crude Concentrate and API analyses, and file samples kept in the ordinary course, in each case “Records” shall only mean those “Records required by cGMP” directly related to Processing the API. To the extent required by law, Hauser shall also keep and maintain Records relating to regulatory compliance, environmental, health or safety and quality assurance and quality control of the API.  Hauser shall make all such Records available for inspection by SuperGen or its representatives and shall allow SuperGen to copy such Records as SuperGen may designate.  The cost of additional copies for SuperGen shall be borne solely by SuperGen.  Each party acknowledges that it has legal obligations regarding record-keeping, and will use its best efforts to comply with those obligations.

11.2     By SuperGen.  With the exception of the documentation required to be made or kept by Hauser pursuant to Section 11.1, SuperGen shall maintain such documentation relating to the manufacture, sale and distribution of any final drug or pharmaceutical incorporating the Deliverables as is required by all applicable rules, laws and regulations.

12.          REVISIONS TO MASTER PRODUCTION RECORD OR SPECIFICATIONS

12.1     Master Production Record.  Any proposed change to the Master Production Record must be approved by both parties.  No revisions to the Master Production Record that would affect the Processing of the API or Deliverables shall be submitted to the FDA unless approved by both parties in writing.  Both parties acknowledge that implementation due to changes may delay Processing.

12.2     Difference in Cost.  SuperGen shall notify Hauser in writing of any proposed revisions to the Master Production Record, test methods or the Specifications (the “Proposed Revisions”).  To the extent the Proposed Revisions are greater than required under cGMP, SuperGen shall be responsible for costs incurred in implementing the Proposed Revisions.  Hauser shall, within thirty (30) calendar days of receipt of such notice, notify SuperGen in writing whether and the extent to which the foregoing Processing costs for the API will increase or decrease as a result of such Proposed Revisions (i.e., costs not related to the Facility or its maintenance as required by cGMP).  Any proposed increase in Hauser’s costs shall be supported by documentation and submitted to SuperGen for approval.  If SuperGen elects to adopt the Proposed Revision, the then current Processing Fees and/or Stability Study Fee (as set forth in Schedule A) will be adjusted and the related schedules will be amended accordingly.  Hauser shall not implement a Proposed Revision until SuperGen elects to adopt the Proposed Revision.

12.3     Hauser Unable to Comply.  If Hauser determines it is technically unable to comply with a Proposed Revision it shall so inform SuperGen.  To the extent a Proposed Revision is required by cGMP or a Regulatory Authority, SuperGen may terminate pursuant to Section 18.2(h).

12.4     Hauser Initiated Changes.  Hauser shall bear the cost of all changes that Hauser initiates to the Master Production Record, test methods or Specifications to correct grammar or format, or to clarify instructions (“Hauser Initiated Changes”).  Any revision resulting from process changes will not be regarded as Hauser Initiated Changes.

13.          TITLE; EQUIPMENT

13.1     Ownership.  Title to all Pentostatin Crude Concentrate, all Work -in -Process, all API and/or Deliverables Processed for SuperGen (including stability samples), standards for pentostation, and the s-isomer standards shall at all times remain in SuperGen (collectively, the “SuperGen Property”).  Provided SuperGen is current in all payments owed to Hauser, SuperGen may at its sole discretion for any reason notify Hauser that it wishes to take possession of the SuperGen Property and Hauser shall permit SuperGen or its representatives to do so during regular business hours and upon reasonable advance notice.  Notwithstanding any provision in this Agreement to the contrary, if SuperGen takes possession of such SuperGen Property as set forth herein, SuperGen accepts such SuperGen Property in “AS IS” condition, and Hauser shall (i) not be responsible or liable for the condition of such SuperGen Property or the compliance or failure of any Work-in-Process to meet the Specifications; or (ii) have any further obligations with respect to such SuperGen Property, except to the extent that SuperGen Property represents SuperGen’s Confidential Information or intellectual property rights, in which case it is further subject to applicable law and the other provisions of this Agreement.  Hauser shall acquire no right, title or interest in the SuperGen Property.  Except with SuperGen’s prior written consent, the SuperGen Property may be used by Hauser only to satisfy its obligations under the Agreement.  Hauser shall not take or permit any action inconsistent with SuperGen’s ownership interest in the SuperGen Property, including, but not limited to, the imposition of any lien or other encumbrance thereon, the conveyance of any interest therein, or any use thereof, except as authorized by the terms of this Agreement.  Hauser shall not encumber or grant a security interest in or to the SuperGen Equipment.  Hauser shall pay all costs associated with securing the release of any such liens, encumbrances and interests on the SuperGen Property.

13.2     SuperGen Equipment.  The parties each acknowledge that SuperGen has paid for and has provided certain equipment and materials to Hauser, which equipment and materials are identified in Exhibit D (the “SuperGen Equipment”). SuperGen shall own all right, title and interest in and to the SuperGen Equipment.  These provisions shall apply to equipment purchased and provided by SuperGen to Hauser in the future for Processing under this Agreement.

            (a)        Hauser may use the SuperGen Equipment for the sole purpose of performing its obligations under this Agreement.  Hauser shall use the SuperGen Equipment only in accordance with instructions prescribed by SuperGen or the manufacturer of the SuperGen Equipment.  Hauser shall only provide routine maintenance to the SuperGen Equipment in accordance with Hauser standard operating procedures, the manufacturer’s and SuperGen’s instructions, at no additional charge to SuperGen, during the Term.  Except in connection with routine maintenance, Hauser shall not, without SuperGen’s written consent, make any alterations, additions or improvements to the SuperGen Equipment.  All alterations, additions or improvements so approved shall become the property of SuperGen.

            (b)        SuperGen retains title to the SuperGen Equipment. Hauser assumes any risk of loss, damages, theft or destruction while the SuperGen Equipment is in Hauser’s possession or on Hauser’s premises, except to the extent such risk of loss, damage, theft or destruction could not have been prevented by Hauser exercising reasonable care.

            (c)        THE SUPERGEN EQUIPMENT IS PROVIDED AS IS. SUPERGEN MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITHOUT RESPECT TO THE SUPERGEN EQUIPMENT LOANED HEREUNDER, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

13.3     SuperGen Equipment Option. Upon termination or expiration of this Agreement, SuperGen may offer to Hauser the option to purchase any or all of the SuperGen Equipment, or SuperGen may request Hauser promptly to return any and all of the SuperGen Equipment and materials to SuperGen.  If SuperGen offers Hauser the option to purchase the SuperGen Equipment, then Hauser may at its option, purchase any or all of the SuperGen Equipment and/or materials from SuperGen at a price equal to the then current fair market value of the SuperGen Equipment.  For the SuperGen Equipment that SuperGen does not offer Hauser the option to purchase or for which Hauser declines to do so, Hauser promptly shall return the SuperGen Equipment to SuperGen.  SuperGen Equipment returned to SuperGen must be returned freight prepaid by SuperGen and properly insured, in its original condition, reasonable wear and tear excepted.  Repairs to damaged SuperGen Equipment caused by Hauser’s neglect, that is not of reasonable wear and tear, will be paid by Hauser.  Disassembly, removal, shipping and insurance shall be at SuperGen’s expense.

14.          WARRANTIES AND REPRESENTATIONS

14.1     Hauser’s Warranties.  The services performed while Processing the API and preparing the Deliverables shall be executed in a professional manner.

            (a)        Hauser further warrants that the API and Deliverables shall be Processed or otherwise prepared in accordance with the Master Production Record as allowed by cGMP and as specified by SuperGen and accepted by Hauser, and Processed and handled as required under this Agreement in all material respects.

            (b)        Hauser agrees that it will comply in all material respects with appropriate federal, state, and local laws, regulations, guidelines and industry standards that may be applicable to Processing, including the handling of the Hazardous Waste prior to pick up by the Waste Contractor, and the handling and disposal of the Non-Hazardous Waste.

            (c)        Hauser states that to its knowledge there are no pending or threatened governmental actions it is aware of at the time of execution of this Agreement that could result in an injunction or affect Hauser’s ability to provide the Processing hereunder.

            (d)        Hauser agrees that during the Term, it will not assert any of its intellectual property rights against SuperGen with respect to the processes or procedures used to manufacture pentostatin API performed by or on behalf of SuperGen.

            (e)        Hauser warrants that, to its actual knowledge, its processes and procedures for Processing the API do not infringe the intellectual property rights of any third party.

14.2     SuperGen’s Warranties.  SuperGen hereby represents and warrants that the Pentostatin Crude Concentrate shall, at the time it is shipped to Hauser.

            (a)        not be adulterated or misbranded within the meaning of the Federal Food Drug and Cosmetic Act (“FFDCA”) or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the FFDCA;

            (b)        not be articles that may not, under Section 505 of the FFDCA or any other provision of the FFDCA or any other applicable law, statute or regulation, be introduced into interstate commerce;

            (c)        have been manufactured, Processed, and packed in compliance with all requirements under the FFDCA (including drug establishment registration and applicable good manufacturing practice) or under any other applicable laws, rules, or regulations of the United States or any other country in which the Pentostatin Crude Concentrate is manufactured; and

            (d)        conform to the identifications for the Pentostatin Crude Concentrate set forth in the Master Production Record and conform to the release specifications documented in the Certificate of Analysis included with each delivery of Pentostatin Crude Concentrate, confirming the identity and purity of such Pentostatin Crude Concentrate.

            (e)        To the actual knowledge of SuperGen, the handling, use, packaging, sale or distribution by SuperGen or its Affiliates of the Pentostatin Crude Concentrate or API does not infringe the intellectual property rights of any third parties.

14.3     Disclaimer.  NEITHER PARTY MAKES ANY WARRANTIES, EITHER EXPRESS, IMPLIED OR OTHERWISE, EXCEPT THOSE HEREIN EXPRESSLY PROVIDED.  HAUSER SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OF ANY FINISHED PRODUCT WHICH INCORPORATES OR UTILIZES THE WORK PRODUCT HEREUNDER.  SUPERGEN SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND OF

FITNESS FOR A PARTICULAR PURPOSE OF THE PENTOSTATIN CRUDE CONCENTRATE SUPPLIED TO HAUSER FOR WORK PERFORMED HEREUNDER.

15.          RECALLS AND PRODUCT LIABILITY ISSUES

If any Regulatory Authority or law shall request or require the recall of all or some of the API (including, without limitation, the finished formulated product incorporating the API) or require the dissemination of information regarding the API, SuperGen shall promptly notify Hauser in writing pursuant to Section 22 of such recall or required dissemination and SuperGen shall consult with Hauser regarding the timely compliance with all applicable laws and regulations. If there is an inquiry by another public agency having jurisdiction or by a private party with legal standing, then the party with knowledge of such inquiry shall inform the other party promptly after it becomes aware of such inquiry.  In any of the foregoing circumstances, Hauser shall cooperate as reasonably required and at the request of SuperGen, assist SuperGen in effecting a recall, or providing or disseminating information, all on a time and materials basis.  SuperGen is responsible for compliance with the requirements of the Regulatory Authorities concerning the reporting of adverse effects which may occur as the result of the use of the API.

16.          FORCE MAJEURE

16.1     Excusing Performance.  Either party shall be excused from performing its obligations under this Agreement to the extent that its performance is delayed or prevented by an event beyond such party’s reasonable control, including, but not limited to, acts of God, fire, flood, earthquake, explosion, weather, disease, war, insurrection, civil strife, riots, government action, or power failure (such event, a “Force Majeure Event”).  Upon the occurrence of a Force Majeure Event, the party whose performance is so affected shall promptly give written notice to the other party of the occurrence or circumstances upon which it intends to rely to excuse its performance.  Duties and obligations of both parties shall be suspended for the duration of the Force Majeure Event; provided, however, a party shall not be relieved of its obligation to make payments already due and payable for services performed prior to the Force Majeure Event.

16.2     Resumption.  Each party shall employ reasonable efforts, at its cost, toward resumption of its performance hereunder if such performance is delayed or interrupted by reason of a Force Majeure Event.

17.          INDEMNIFICATION AND LIMIT OF LIABILITY

17.1     SuperGen’s Indemnification.  SuperGen shall defend, indemnify, and hold harmless Hauser, its officers, agents, employees and Affiliates from any loss, claim, action, damage, expense or liability (including reasonable defense costs and reasonable attorneys’ fees) (a “Hauser Loss”) arising out of or relating to:

            (a)        The breach of any representation, warranty or obligation made by SuperGen herein; or

            (b)        The handling, possession, use, sale or distribution by SuperGen or its Affiliates of Pentostatin Crude Concentrate or API, including packaged API, including, but not limited to, any claims arising out of or in connection with the design, development, manufacture, assembly, packaging or labeling of API or packaged API; or

            (c)        Infringement of a trademark owned by a third party relating to the Processing; or

            (d)        Negligence or willful misconduct of SuperGen or its officers, agents or employees.

SuperGen’s indemnification obligation pursuant to this Section 17.1 shall be limited proportionately (but not extinguished) to the extent any such Hauser Loss is due to the negligence or willful misconduct of Hauser or its Affiliates, officers, agents, or employees, due to a breach by Hauser of any of its representations, warranties or obligations in this Agreement, or to the extent Hauser is required to indemnify SuperGen with respect to the same circumstance. SuperGen shall not be liable for any civil or regulatory liabilities relating to the disposal by Hauser of any Hazardous or Non-hazardous Waste generated by Hauser.

17.2     Hauser’s Indemnification.  Hauser shall defend, indemnify, and hold harmless SuperGen, its officers, agents, employees and Affiliates from any loss, claim, action, damage, expense or liability (including reasonable defense costs and reasonable attorneys’ fees) (“SuperGen Loss”) arising out of or relating to:

            (a)        The breach of any representation, warranty or obligation of Hauser herein; or

            (b)        Infringement of Hauser patents; or

            (c)        Negligence or willful misconduct of Hauser or its officers, agents or employees.  This indemnification is limited to any injury directly caused by Hauser employees due to their failure to follow the procedures set forth in the cGMP, MSDS, or Hauser’s standard operating procedures.

Hauser’s indemnification obligation pursuant to this Section 17.2 shall be limited proportionately (but not extinguished) to the extent such SuperGen Loss is due to the negligence or willful misconduct of SuperGen, its Affiliates, officers, agents, or employees, due to a breach by SuperGen of any of its representations, warranties or obligations in this Agreement, or to the extent SuperGen is required to indemnify Hauser with respect to the same circumstance.  Hauser shall not be liable for any civil regulatory liabilities relating to the disposal of any Hazardous or Non-Hazardous Waste from the API generated by SuperGen after SuperGen takes delivery of the API.

17.3     Procedures and Limits. Provided that prompt notice is given of any potential or claimed Hauser Loss or SuperGen Loss, the indemnifying party promptly will defend, contest, or otherwise protect against any such potential or claimed Hauser Loss or SuperGen Loss, as applicable, at its own cost and expense; provided, however, the failure so to notify the indemnifying party will not relieve its indemnification obligation pursuant to this Section 17 unless and to the extent the indemnifying party did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses. The indemnified party may, but will not be obligated to, participate at its own expense in a defense thereof by counsel of its own choosing, but the indemnifying party shall be entitled to control the defense unless the indemnified party has relieved the indemnifying party from liability with respect to the particular matter.  The indemnifying party has no obligation with respect to costs or attorney’s fees that are incurred prior to the indemnified party’s having informed the indemnifying party of the potential or claimed Hauser Loss or SuperGen loss or that are a result of a compromise or settlement entered into without the indemnifying party’s consent; and the indemnified party shall not, except at its own cost and expense and with the prior written approval of the indemnifying party which shall not be unreasonably withheld, compromise or settle, or seek to compromise or settle, any claim resulting from a Hauser Loss or SuperGen Loss, as applicable.  Subject to Section 17.5, if the indemnifying party fails to timely defend, contest, or otherwise protect against any such Hauser Loss or SuperGen Loss after written notice by the indemnified party, which notice includes a deadline to initiate or continue the defense, then the indemnified party may, but will not be obligated to, defend, contest, or otherwise protect against the same, and make any compromise or settlement thereof, and recover the entire costs thereof from the indemnifying party, including reasonable attorneys’ fees, disbursements, and all amounts paid as a result of such Hauser Loss or SuperGen Loss, if applicable or the compromise or settlement thereof.  The indemnified party shall cooperate and provide such assistance as the indemnifying party may reasonably request in connection with the defense of the matter subject to indemnification.

17.4     Insurance.

            (a)        Hauser shall maintain Property of Others insurance in the amount of $[***] for processing Pentostatin Crude Concentrate.  Hauser shall maintain General Liability Insurance coverage including coverage for products and completed operations that is consistent with what is reasonable and customary in the industry.  Hauser shall provide SuperGen a certificate Liability Insurance coverage upon request.  SuperGen will be notified at least thirty (30) days prior to cancellation except ten (10) days for non-payment of premium per Colorado law.

            (b)        SuperGen shall maintain commercial general liability insurance coverage including coverage for products and completed operations that is consistent with what is reasonable and customary in the industry.

17.5     Limitation of Liability.  Excluding a breach of the provisions of Section 19, in no event shall either party be liable or responsible for any direct, indirect, incidental or consequential loss or damage of any nature whatsoever, including, without limitation, any lost profits, loss of use, business interruption, loss of data or cost of cover, arising out of this Agreement, even if such party has been advised of the possibility of such damages.  Excluding a breach of the confidentiality provisions set forth in Section 19.1 and/or the non-compete provisions in Section 19.3, in no event shall Hauser’s aggregate liability (i) pursuant to Sections 17.2 and 17.3 or (ii) for breach of this Agreement or related to the services provided pursuant to this Agreement, exceed the fees actually paid to Hauser by SuperGen hereunder for the services directly resulting in the loss.  Excluding a breach of the confidentiality provision set forth in Section 19.1, in no event shall SuperGen’s aggregate liability (y) pursuant to Sections 17.1 or 17.3 or (z) for breach of this Agreement or related to the services provided pursuant to this Agreement, exceed the fees actually paid to Hauser by SuperGen hereunder, for the applicable Campaign.

17.6     Employees.  As between the parties, SuperGen is responsible for its own employees, including during the time those employees are at a Facility.  As between the parties, an employer is responsible for any injury to its employees (regardless of their location) provided that such injuries are not caused by the gross negligence or willful misconduct of the other party.

18.          TERM AND TERMINATION

18.1     Term.  Unless otherwise terminated pursuant to Section 18.2, this Agreement shall commence as of the Effective Date and shall continue for a period of two (2) years, thereafter (the “Initial Term”).  The Initial Term may be renewed for additional one-year periods upon the mutual written agreement of SuperGen and Hauser.  The Initial Term and any renewal term are referred to collectively as the “Term”.  Notwithstanding the foregoing, any Stability Studies under this Agreement (subject to Section 18.2) continue until the Stability Study itself is completed.

18.2     Termination:  This Agreement may be terminated upon any of the following:

            (a)        This Agreement may be terminated upon the mutual written consent of Hauser and SuperGen.

            (b)        SuperGen may elect to terminate an ongoing Stability Study, provided SuperGen pays to Hauser such reasonable costs for Work-in-Progress and a termination fee of $1,000 per Stability Study.  If a Stability Study is terminated because the associated API is a Failed Batch, or because the FDA rejects Hauser as a testing site, then the $1,000 termination fee shall be waived.  If the Batch is a Failed Batch due to Hauser’s breach of its obligations under this Agreement (including the Quality Agreement as incorporated herein) or the submitted documentation is not in accordance with the Master Production Record as allowed by cGMP, then SuperGen also is not required to pay for Work-in-Progress.

            (c)        Hauser may terminate this Agreement if Hauser or its successors choose to move to a location other than the Facilities, provided Hauser renders SuperGen twelve (12) months prior written notice of termination.  In that case, Hauser and SuperGen each shall cooperate to enter into an agreement to cease production.

            (d)        Either party shall have the right to terminate this Agreement effective upon written notice to the other party in the event: (a) the non-notifying party becomes insolvent or makes an assignment for the benefit of creditors; (b) a receiver is assigned to the non-notifying party; or (c) bankruptcy proceedings are instituted against the non-notifying party or on the non-notifying party’s behalf.

            (e)        Either party may terminate this Agreement if the other party (i) materially breaches any of its obligations under this Agreement, and fails to cure such material breach within thirty (30) days following receipt of written notice from the non-breaching party, or (ii) repeatedly breaches any of its obligations under this Agreement, the cumulative effect of which constitutes a material breach of this Agreement, and fails to cure and cease committing repeated breaches within thirty (30) days following written notice from the non-breaching party.

            (f)         Either party may terminate this Agreement if there is a Force Majeure Event which continues for a period of sixty (60) days from the date written notice is given by the party claiming a Force Majeure Event.  The party terminating the Agreement due to a Force Majeure Event shall give notice that it intends to terminate because of such Force Majeure Event.

            (g)        Hauser may terminate this Agreement if SuperGen:

(1)   does not approve increases to the Processing Fees, to the extent the increase is due to cost increases for MSDS pursuant to Section 10  herein; or

(2)   removes SuperGen Property pursuant to Section 13.1 herein, and such removal prevents Hauser from fulfilling its obligations hereunder, which shall be determined by Hauser in its sole discretion.

In the event Hauser terminates this Agreement pursuant to this Section 18.2(g), SuperGen shall immediately pay to Hauser Hauser’s reasonable costs due to such termination, including the cost of Raw Materials unique to the performance of the tasks under this Agreement (but only to the extent the Raw Materials were procured as required under this Agreement and cannot be used by Hauser in the ordinary course of business). In addition to the costs of termination, within thirty (30) calendar days from the date Hauser terminates pursuant to this Section 18.2(g), SuperGen shall pay Hauser a termination fee of [***] dollars.  To the extent SuperGen fails to pay Hauser the amounts owed to it within such thirty (30) day period, Hauser shall be entitled to interest on such payment calculated in the manner set forth in Section 6.5 herein.

            (h)        If Hauser determines that it is technically unable to comply with a Proposed Revision pursuant to Section 12.2 and/or SuperGen is unwilling to accept any increase in the Processing Fee arising therefrom, SuperGen may choose to exercise one of the following options:

(1)   If the Proposed Revision is not necessary in order to ensure Processing is in compliance with cGMP, SuperGen may either:

(i)    withdraw the Proposed Revision and continue Processing according to then-existing methodology; or
(ii)   terminate the Agreement pursuant to Section 18.2(i) (for SuperGen’s convenience).

(2)   If the Proposed Revision is necessary in order to ensure Processing is in compliance with cGMP, SuperGen may terminate the Agreement; in which case Hauser will reimburse SuperGen any amounts paid in advance, whether for Raw Materials or for Processing.

            (i)         For SuperGen’s Convenience.  SuperGen may terminate this Agreement upon thirty (30) days written notice to Hauser for any reason or no reason.  In the event SuperGen elects to terminate this Agreement pursuant to this Section 18.2(i), SuperGen shall immediately pay to Hauser Hauser’s reasonable costs due to such termination, including the cost of Raw Materials unique to the performance of the tasks under this Agreement (but only to the extent the Raw Materials were procured as required under this Agreement and cannot be used by Hauser in the ordinary course of business).  In addition to the costs of termination, within thirty (30) calendar days from the date SuperGen terminates pursuant to this Section 18.2(i), SuperGen shall pay Hauser a termination fee of [***] dollars.  To the extent SuperGen fails to pay Hauser the amounts owed to it within such thirty (30) day period, Hauser shall be entitled to interest on such payment calculated in the manner set forth in Section 6.5 herein.

18.3     Upon termination of this Agreement, regardless of the reasons or the party initiating termination, Hauser shall:

            (a)        furnish to SuperGen a complete inventory of the following in its possession:

(1)   the Pentostatin Crude Concentrate,

(2)   Work-in-Process,

(3)   finished API,

(4)   stability samples,

(5)   all SuperGen Equipment,

(6)   Raw Materials, and

(7)   One (1) copy of all current versions of SuperGen-specific documents.

            (b)        at SuperGen’s option, either dispose of Pentostatin Crude Concentrate according to the waste handling procedures documented in the Quality Agreement, or return the Pentostatin Crude Concentrate to SuperGen, at SuperGen’s expense, in accordance with SuperGen’s instruction,

            (c)        deliver to SuperGen API Processed pursuant to and commenced by Hauser against purchase orders from SuperGen and paid for in accordance with this Agreement,

            (d)        deliver to SuperGen all unused Raw Materials and Containers paid for in advance by SuperGen, and

            (e)        deliver to SuperGen, at SuperGen’s expense, the SuperGen Equipment, SuperGen Property, and any other equipment and materials provided by SuperGen to Hauser pursuant to this Agreement.

18.4     The expiration or termination of this Agreement shall not operate to release any party from any liability incurred prior to or upon termination hereof.

19.          CONFIDENTIALITY AND NON-COMPETITION

19.1     Confidential Information.

            (a)        The term “Confidential Information” shall mean any information disclosed by one party to the other party in connection with this Agreement and in connection with preparing the Hauser Facility and Processing the API.  Confidential Information disclosed by the parties in writing shall be marked as “CONFIDENTIAL”, “SECRET”, or the like.  Likewise, Confidential Information disclosed orally, shall be incorporated in a written document within thirty (30) calendar days of disclosure, shall also be marked “CONFIDENTIAL”, “SECRET”, or the like.

            (b)        Each party shall, and shall use reasonable efforts to cause its officers, agents and employees who receive Confidential Information to, treat as confidential all Confidential Information received from the other party, shall not use such Confidential Information except as expressly permitted under this Agreement, and shall not disclose such Confidential Information to any third party without the other party’s prior written consent.  Each party shall take reasonable measures to prevent the disclosure and unauthorized use of Confidential Information of the other party; those measures including, without limitation, providing access only to those employees who are subject to Hauser’s standard confidentiality agreements, which includes provisions regarding non-use and non-disclosure of third party confidential information. Neither party shall disclose the other party’s Confidential Information to any third parties unless the non-disclosing party gives advance approval, and those third parties have executed an agreement protecting the non-disclosing party’s Confidential Information to the same extent as protected under this Agreement.  The obligations in this Section continue for the shorter of ten (10) years after termination or expiration of this Agreement or until the Confidential Information is in the public domain.

            (c)        After termination or expiration of this Agreement and upon request by the disclosing party, the recipient of Confidential Information shall at the disclosing party’s option either return the disclosing party’s Confidential Information or destroy such Confidential Information and certify such destruction in writing, provided retention of such Confidential Information by Hauser or SuperGen is not mandated by any Regulatory Authority.

19.2     Exceptions.  Notwithstanding the above, the restrictions of Section 19.1 shall not apply to Confidential Information that:

            (a)        Was independently developed by the receiving party without any use of the Confidential Information of the other party and by employees or other agents of (or independent contractors hired by) the receiving party who have not been exposed to the Confidential Information;

            (b)        Becomes known to the receiving party, without restriction, from a third party without breach of this Agreement and who had a right to disclose it;

            (c)        Was in the public domain at the time it was disclosed or becomes in the public domain through no act or omission of the receiving party;

            (d)        Was rightfully known to the receiving party, without restriction, at the time of disclosure (provided that this exclusion shall not apply to the Confidential Information); or

            (e)        is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving party shall provide prompt notice thereof to the other party and shall use reasonable efforts to cooperate with the disclosing party if it elects to obtain a protective order or otherwise prevent public disclosure of such information all at the disclosing party’s expense.

19.3     Exclusivity Period.  In order to preserve the confidentiality of SuperGen’s Confidential Information and to protect SuperGen’s substantial investment of money, time and regulatory advice, Hauser agrees that for a period beginning on the Effective Date and ending [***] years after the last Batch is Processed (“Exclusivity Period”) under this Agreement, neither Hauser nor any Related Entity (as defined below) will: (i) manufacture, sell or otherwise distribute the Pentostatin Crude Concentrate or API, except at the direction of SuperGen; or (ii) assist any third parties to manufacture, sell or otherwise distribute the Pentostatin Crude Concentrate or the API; or (iii) perform any research or other services  with respect to the Pentostatin Crude Concentrate or the API.  A “Related Entity” is any entity: (i) controlled by Hauser; or (ii) in which Hauser has a substantial equity interest; or (iii) that has the ability to control or direct what is done at the Facility and has an indirect or direct corporate relationship with Hauser.  Upon the expiration of the Exclusivity Period, SuperGen shall provide prompt notice to Hauser that indicates the Exclusivity Period has expired.  The Exclusivity Period supersedes all previous agreements between the parties regarding exclusivity, including, without limitation, the Pentostatin Processing Services Agreement, dated as of May 4, 2001, by and between Hauser and SuperGen (the “Validation Agreement”).  The parties acknowledge that Hauser’s obligations with respect to this Section 19.3 shall apply solely with respect to Suite Number One at the Gunbarrel Facility (the suite at which Processing of the Pentostatin Crude Concentrate pursuant to this Agreement is completed) and shall not limit Hauser’s or a Related Party’s ability to provide the services set forth in subsections (i), (ii) and (iii) above at locations other than Suite Number One of the Gunbarrel Facility.  Failure of SuperGen to provide notice of the expiration of the Exclusivity Period, shall not be deemed to extend the Exclusivity Period.

20.          INDEPENDENT CONTRACTOR

The parties are independent contractors.  Neither party shall be deemed to be an employee, agent, partner or legal representative of the other for any purpose and neither shall have any right, power or authority to create any obligation or responsibility on behalf of the other.

21.          PUBLIC STATEMENTS

Neither party shall use or refer to the name of such other party in any public statements, whether oral or written, including, but not limited to, shareholder reports, communications with stock market analysts, press release or other communications with the media, or prospectuses, advertising or sales promotional material or in any other way, without the other party’s prior written consent, except for factual references to the existence of this Agreement.  Notwithstanding the foregoing, nothing in this Section 21 will preclude any party from making any disclosures required by law or regulation or necessary and proper in conjunction with the filing of any tax return or other document required to be filed with any federal, state or local governmental body, authority or agency, including to comply with the accounting and the Securities and Exchange Commission disclosure obligations. If a party does find it necessary to make such disclosures or file such documents, then, to the extent reasonably practicable, it shall consult with the other party at least three calendar days in advance of such disclosure or filing, and the parties will determine which portions to redact, or which other methods to use to keep that information confidential.

22.          NOTICES

Any notice required or permitted to be given hereunder shall be deemed sufficient if sent by facsimile letter or overnight courier, (e.g. DHL, Federal Express, etc.), certified United States mail, or delivered by hand to Hauser or SuperGen at the respective addresses and facsimile numbers set forth below or at such other address and facsimile number as either party hereto may designate if sent by Certified United States Mail, notice shall be deemed given five (5) days after posting.  If sent by facsimile letter, notice shall be deemed given when the transmission is completed if the sender has a confirmed transmission report.  If a confirmed transmission report does not exist, then the notice will be deemed given when the notice is actually received by the person to whom it is sent.  If delivered by overnight courier, notice shall be deemed given when it has been signed for.  If delivered by hand, notice shall be deemed given when received.  All correspondence to Hauser shall be addressed as follows:

Hauser Technical Services, Inc.

6880 N. Broadway Ste H

Denver CO 80221

Attention: Contract Administrator

Fax: 720-406-4614

cc:           Hauser Technical Services, Inc.

                4750 Nautilus Court South

                Boulder, CO 80301

                Attention: Peggi Thompson

                Fax: 303-530-7083

Correspondence to SuperGen regarding technical matters shall be sent to:

SuperGen, Inc.

4140 Dublin Blvd, Suite 200

Dublin, California 94568

Attention: QA Department at fax: 925-551-6479

cc: PharmOps Department at fax:  925-461-1734

All other correspondence to SuperGen shall be sent to:

SuperGen, Inc.

4140 Dublin Blvd, Suite 200

Dublin, California 94568

Attention: Lucy Chang

Fax: 925-551-6483

23.          ASSIGNMENT

This Agreement may not be assigned by either party, whether by operation of law or otherwise, without prior written consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, either party may assign this Agreement in connection with a merger, asset sale, spin off, change of control or similar transaction.  Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, their respective successors and permitted assigns.

24.          GOVERNING LAW; ARBITRATION

24.1     Except as provided below, any and all disputes arising under or related to this Agreement which cannot be resolved through negotiations between the parties shall be submitted to binding arbitration.  If the parties fail to reach a settlement of their dispute within fifteen (15) days after the earliest date upon which one of the parties notified the other(s) of its desire to attempt to resolve the dispute, then the dispute shall be promptly submitted to arbitration by a single arbitrator through JAMS Endispute (“JAMS”).  The arbiter shall be selected by JAMS on the basis, if possible, of his or her expertise in the subject matter(s) of the dispute.  The decision of the arbitrator shall be final, nonappealable and binding upon the parties, and it may be entered in any court of competent jurisdiction.

24.2     In the event SuperGen initiates arbitration, arbitration shall take place in Colorado.  The arbitrator shall be bound by the laws of the State of Colorado applicable to the issues involved in the arbitration and all Colorado rules relating to the admissibility of evidence, including, without limitation, all relevant privileges and the attorney work product doctrine.  All discovery shall be completed in accordance with the time limitations prescribed in the Colorado rules of civil procedure, unless otherwise agreed by the parties or ordered by the arbitrator on the basis of strict necessity adequately demonstrated by the party requesting an extension of time.

24.3     If arbitration is initiated by Hauser, arbitration shall take place in California.  The arbitrator shall be bound by the laws of the State of California applicable to the issues involved in the arbitration and all California rules relating to the admissibility of evidence, including, without limitation, all relevant privileges and the attorney work product doctrine.  All discovery shall be completed in accordance with the time limitations prescribed in the California rules of civil procedure, unless otherwise agreed by the parties or ordered by the arbitrator on the basis of strict necessity adequately demonstrated by the party requesting an extension of time.

24.4     In either case, the arbitrator shall issue a written opinion setting forth his or her decision and the reasons therefor within thirty (30) days after the arbitration proceeding is concluded.  The obligation of the parties to submit any dispute arising under or related to this Agreement to arbitration as provided in this Section shall survive the expiration or earlier termination of this Agreement.  Notwithstanding the foregoing, either party may seek and obtain an injunction or other appropriate relief from a court to preserve or protect trademarks, tradenames, copyrights, patents, trade secrets or other intellectual property or proprietary information or to preserve the status quo with respect to any matter pending conclusion of the arbitration proceeding, but no such application to a court shall in any way be permitted to stay or otherwise impede the progress of the arbitration proceeding.

24.5     In the event of any arbitration or litigation being filed or instituted between the parties concerning this Agreement, the prevailing party will be entitled to receive from the other party or parties its reasonable attorneys’ fees, witness fees, costs and expenses, court costs and other reasonable expenses, whether or not such controversy, claim or action is prosecuted to judgment or other form of relief.

24.6     Notwithstanding anything to the contrary in this Section 24, either party may apply to a court having jurisdiction for injunctive or other equitable relief.

25.          SEVERABILITY

If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, such provision shall be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement shall remain in full force and effect.

26.          SURVIVAL OF TERMS

In the event of an expiration or termination of this Agreement pursuant to Section 18, this Agreement shall forthwith become void and there shall be no further liability on the part of any party hereto (i) except Sections 1, 17.1, 17.2, 17.3, 17.5, 19, 22, 24, 25 and 26 hereof shall survive the expiration or termination of this Agreement pursuant to their terms and the parties hereto shall be entitled to enforce such provisions pursuant to their respective terms notwithstanding any such expiration or termination; and (ii) nothing herein shall relieve either party from liability for any breach hereof occurring on or prior to the date of such expiration or termination, including, without limitation, obligations of the parties to make payments hereunder.

27.          ADDITIONAL TERMS

27.1     Entire Agreement.  This Agreement, including the Quality Agreement incorporated herein and all schedules attached hereto, constitutes the final and complete agreement between the parties with respect to Processing Batches of Pentostatin Crude Concentrate and API, but only for activities covered under this Agreement and undertaken after the Effective Date.  Except as provided in Section 19.3 herein, earlier agreements remain in effect for the items covered therein; provided, however, in the event of any conflict or other difference between this Agreement and earlier agreements (including the Validation Agreement), the provisions of this Agreement shall control.

27.2     Amendments: No Waiver.  No modification, amendment or waiver of any provision this Agreement shall be effective unless in writing and signed by both parties.  No failure or delay by either party in exercising any right, power, or remedy under this Agreement, except as specifically provided herein, shall operate as a waiver of any such right, power or remedy.  Purchase orders, releases, purchase acknowledgements, bills of lading and other routine documents which may be used by the parties in the course of transactions hereunder shall be used for convenience only and to the extent inconsistent herewith the terms and provisions of this Agreement shall control and not be amended or otherwise modified by such documents.

27.3     Interest.  In the event either Hauser or SuperGen is required to make a payment to the other party pursuant to the terms of the Agreement and such payment expressly provides for interest to accrue thereon pursuant to or in accordance with Section 6.5 hereof, the parties acknowledge that interest shall not accrue on such payment if the party obligated to make such payment is delayed due to an investigation, analysis, review and/or inspection by an insurer providing coverage for such payment; provided, however, in the event the insurer’s investigation, analysis, review and/or inspection results in such insurer declining coverage for such payment, interest shall accrue on the payment pursuant to the express terms of this Agreement.

27.4     Headings.  The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning of or interpretation of this Agreement.

27.5     Signatures.  Faxed signatures on written amendments are deemed acceptable provided the signatures are rendered by duly authorized personnel.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year written below to be effective as of the Effective Date.

Hauser Technical Services, Inc.		SuperG en, Inc.

By:	/s/ RODNEY B. MCKEEVER	By:	/s/ DR. JOSEPH RUBINFELD
	Rodney B. McKeever, P.E.		Joseph Rubinfeld, Ph.D.
	VP & Managing Director, Hauser CRO		President and CEO
Date: December 17, 2002		Date: December 13, 2002

By:	/s/ DAN W. CHILDERS
Dan W. Childers, R.A.C
Director, Pharm Quality Unit

Date:  December 18, 2002

Exhibit A

Quality Agreement

[***]

Schedule A

Processing Fees for API

Stability Study Fees

[***]

Schedule B

API Specifications

[***]

Schedule C

Stability Protocol

[***]

Schedule D

SuperGen Equipment

[***]

Schedule E

Sponsor Release Letter

[***]